Contacts:
                                          AVECOR          Medtronic
                                          Curt Swenson    Dale Beumer
                                          612/371-0000    Investor Relations
                                                          612/514-3038

                                          Greg Melsen     Jessica Stoltenberg
                                          612/391-0000    Public Relations
                                                          612/514-3333


F O R    I M M E D I A T E    R E L E A S E

                MEDTRONIC, AVECOR ANNOUNCE COMPLETION OF MERGER,
               LAUNCH NEW MEDTRONIC PERFUSION SYSTEMS ORGANIZATION

         MINNEAPOLIS, MN, March 8, 1999 -- Medtronic, Inc. (NYSE: MDT), and AVECOR Cardiovascular Inc., (Nasdaq: AVEC), both headquartered in Minneapolis, MN, announced today that the merger of the two companies was completed effective March 8, 1999.

         The transaction was approved by AVECOR shareholders on October 28, 1998, and has received all necessary regulatory clearances. Under terms of the agreement, shareholders of AVECOR will receive 0.17005 shares of Medtronic stock for each outstanding share of AVECOR they now hold. The conversion ratio is based on the average closing sale price of Medtronic common stock over the 18 consecutive trading day period that ended on March 4, 1999.

         The newly reorganized Medtronic Perfusion Systems organization will combine AVECOR's business with Medtronic's former Blood Management and Cardiopulmonary organization to create the market-leading cardiac surgery perfusion product line, providing the most advanced technology at the lowest possible cost.

         "The capabilities of AVECOR organization provide a clear opportunity to leverage Medtronic's current strength and to enhance our leadership position in supporting the more that 900,000 open heart procedures performed annually worldwide," said Philip M. Laughlin, president of Medtronic's Cardiac Surgery unit, which includes Medtronic's Heart Valve, Cardiac Surgical Products and Perfusion Systems product lines. "We plan to grow our market share by providing superior products at the best possible value to our customers."

         Perfusion Systems products will provide the systems that circulate the blood, supply oxygen and regulate body temperature during cardiac surgery. Key components of the product line include AVECOR's Affinity(TM) blood oxygenation systems; Medtronic's line of Bio-Pump(R) centrifugal blood pumps; coatings, such as the Carmeda(R) bioactive surface, a permanently-bonded heparin surface that reduces blood clotting for increased patient safety; and custom tubing packs, which consist of the components used in heart/lung bypass procedures that are tailored to the precise requirements of an individual perfusionist or surgeon.

         The new organization will be headquartered in Brooklyn Park, MN, and led by Skip McDaniel, vice president and general manager. Tony Badolato, formerly AVECOR's chief executive officer, will lead all new product development efforts as vice president of research and development for Perfusion Systems. As a result of product synergies, certain manufacturing sites will be closed and administrative and selling activities streamlined. This will result in the displacement of approximately 700 positions in the worldwide Perfusion Systems workforce through a combination of job attrition and layoffs.

         Medtronic will take one-time transaction-related and restructuring charges related to the merger in the current quarter, which ends April 30, 1999.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

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* Carmeda is a registered trademark of Carmeda AB, Sweden.

Any statements made about the company's anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company's Annual Report on Form 10K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.